EXHIBIT 99.1

Quarter Ended
($ millions)	June 13

Net income attributable to Legg Mason, Inc.	$47.8
Plus (less):
Interest expense	13.1
Income tax provision	25.8
Depreciation and amortization	11.8
Amortization of intangible assets	3.6
EBITDA	$102.1
Add: Closed-end fund launch costs	26.3
Adjusted EBITDA	$128.4